FILED PURSUANT TO

RULE 424(B)(5)

REGISTRATION NO. 333-147737

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.50% Senior Notes Due 2013	$1,750,000,000	99.575%	1,742,562,500	$68,483
5.50% Senior Notes Due 2018	$ 750,000,000	99.802%	748,515,000	$29,417
6.20% Senior Notes Due 2038	$1,500,000,000	99.487%	1,492,305,000	$58,648

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED NOVEMBER 30, 2007

$4,000,000,000

UNITED PARCEL SERVICE, INC.

4.50% Senior Notes due 2013

5.50% Senior Notes due 2018

6.20% Senior Notes due 2038

We are offering $1,750,000,000 of 4.50% Senior Notes due January 15, 2013, which we refer to as the “2013 Notes,” $750,000,000 of 5.50% Senior Notes due January 15, 2018, which we refer to as the “2018 Notes” and $1,500,000,000 of 6.20% Senior Notes due January 15, 2038, which we refer to as the “2038 Notes.” We refer to the 2013 Notes, the 2018 Notes and the 2038 Notes collectively as the “notes.”

We will pay interest on the notes on January 15 and July 15 of each year beginning July 15, 2008. The 2013 Notes will bear interest at a rate of 4.50% per year, the 2018 Notes will bear interest at a rate of 5.50% per year and the 2038 Notes will bear interest at a rate of 6.20% per year. We may redeem any of the notes at any time by paying the greater of the principal amount of the notes or a “make-whole” amount, plus, in each case, accrued interest.

The notes will be unsecured and will rank equally with our other unsecured and unsubordinated debt.

	Price to the Public	Underwriting Discounts and Commissions	Proceeds to UPS
Per 2013 Note	99.575%	0.350%	99.225%
Per 2018 Note	99.802%	0.450%	99.352%
Per 2038 Note	99.487%	0.875%	98.612%
Combined Total	$3,983,382,500	$22,625,000	$3,960,757,500

Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on or about January 15, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risk. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006.

Joint Book-Running Managers

CITI	GOLDMAN, SACHS & CO.	MERRILL LYNCH & CO.	MORGAN STANLEY

Senior Co-Managers

BARCLAYS CAPITAL	UBS INVESTMENT BANK

Co-Managers

BEAR, STEARNS & CO. INC.	BNP PARIBAS	CREDIT SUISSE
DEUTSCHE BANK SECURITIES	WACHOVIA SECURITIES	WELLS FARGO SECURITIES

CASTLEOAK SECURITIES, L.P.	THE WILLIAMS CAPITAL GROUP, L.P.

The date of this prospectus supplement is January 10, 2008

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference in these documents, is accurate only as of the date of the applicable document. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information about securities which we may offer, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Unless otherwise indicated, all references in this prospectus supplement to “we,” “our” or “UPS” refer to United Parcel Service, Inc., a Delaware corporation, and its consolidated subsidiaries.

DES CRIPTION OF UPS

We are the world’s largest package delivery company and a global leader in supply chain management. We were founded in 1907 as a private messenger and delivery service in Seattle, Washington. Today, we deliver packages each business day for 1.8 million shipping customers to 6.1 million consignees in over 200 countries and territories. In 2006, we delivered an average of 15.6 million pieces per day worldwide. In addition, our supply chain solutions capabilities are available to clients in over 175 countries and territories.

Total revenue in 2006 was over $47.5 billion. Although our primary business is the time-definite delivery of packages and documents, we have extended our capabilities in recent years to encompass the broader spectrum of services known as supply chain solutions, such as freight forwarding, customs brokerage, fulfillment, returns, financial transactions and even repairs. We are also a leading provider of less-than-truckload transportation services. We have established a global transportation infrastructure and a comprehensive portfolio of services and integrated solutions. We support these services with advanced operational and customer-facing technology. Our supply chain solutions provide visibility into moving inventory across the global supply chain.

Our principal executive office is located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, telephone (404) 828-6000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. The words “believes,” “expects,” “anticipates,” “we see,” and similar expressions are intended to identify forward-looking statements. These statements include statements regarding our intent, belief and current expectations about our strategic direction, prospects, future results and other matters. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties are discussed in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $3.958 billion, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use all of the net proceeds of this offering to repay a portion of the outstanding commercial paper issued in connection with our December 26, 2007 payment to the Central States, Southeast and Southwest Areas Pension Fund (the “Central States Pension Fund”) in connection with our withdrawal from the Central States Pension Fund. As of January 8, 2008 our outstanding commercial paper had a weighted average interest rate of 4.35% per year and a weighted average maturity of 51.8 days. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

CAPITALIZ ATION

The table below sets forth our consolidated capitalization as of September 30, 2007:

•	on an actual basis;

•

as adjusted to give effect to (i) our payment of $6.1 billion to the Central States Pension Fund on December 26, 2007 in connection with our withdrawal from the Central States Pension Fund and (ii) our issuance of $6.1 billion of commercial paper to fund such payment; and

•	as further adjusted to give effect to the issuance of notes offered hereby and the application of the net proceeds from the sale of the notes. See “Use of Proceeds.”

You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and accompanying prospectus.

	As of September 30, 2007
	Actual	As Adjusted		As Further Adjusted
	(amounts in millions)
Cash and Short-Term Investments
Cash and Cash Equivalents	$1,245	$1,245		$1,245
Marketable Securities and Short-Term Investments	754	754		754

Total Cash and Short-Term Investments	$1,999	$1,999		$1,999

Debt included in Current Liabilities:
Current maturities of Long-Term Debt and Commercial Paper	$1,374	$7,474	(1)	$3,516
Debt included in Long-Term Liabilities:
Long-Term Debt, excluding Current Installments	3,287	3,287		7,287

Total Debt	$4,661	$10,761		$10,803
Shareowners’ Equity	15,569	11,763	(2)	11,763

Total Debt and Shareowners’ Equity	$20,230	$22,524		$22,566

(1)	Reflects our issuance of $6.1 billion of commercial paper, to fund a payment in that amount to the Central States Pension Fund.
(2)	Reflects a decrease of approximately $3.9 billion in shareowners’ equity to reflect the after-tax charge resulting from the payment to the Central States Pension Fund, using an estimated tax rate of 36%.

DESCR IPTION OF THE NOTES

We are offering $1,750,000,000 aggregate principal amount of our 4.50% Senior Notes due January 15, 2013, $750,000,000 aggregate principal amount of our 5.50% Senior Notes due January 15, 2018 and $1,500,000,000 aggregate principal amount of our 6.20% Senior Notes due January 15, 2038. The 2013 Notes, 2018 Notes and 2038 Notes will each constitute a series of senior debt securities described in the accompanying prospectus. The following description supplements, and to the extent it is inconsistent with replaces, the description of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Each series of notes will be issued under the indenture dated as of August 26, 2003 entered into with The Bank of New York Trust Company, N.A. (as successor to Citibank N.A.), as trustee. We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find More Information” in the accompanying prospectus.

General

The 2013 Notes will mature on January 15, 2013, and will bear interest at a rate of 4.50% per annum from January 15, 2008, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the January 1 and July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 2008.

The 2018 Notes will mature on January 15, 2018, and will bear interest at a rate of 5.50% per annum from January 15, 2008, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the January 1 and July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 2008.

The 2038 Notes will mature on January 15, 2038, and will bear interest at a rate of 6.20% per annum from January 15, 2008, or from the most recent date to which interest has been paid or provided for, payable semiannually in arrears to holders of record at the close of business on the January 1 and July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 2008.

If any interest payment date, redemption date or the maturity date of any of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount payable for the period from the interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The notes do not contain any sinking fund provisions.

In some circumstances, we may elect to discharge our obligations on a series of the notes through defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus for more information about how we may do this.

The notes will be issued only in registered form without coupons, in denominations of $2,000 or integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. The indenture generally does not limit our ability to incur additional debt and does not contain financial or similar restrictive covenants.

Additional Notes

We may issue additional notes that will be included in the series of the 2013 Notes, the 2018 Notes or the 2038 Notes without the consent of the holders of those notes. Any additional notes, together with all other outstanding notes of that series, will be fungible for U.S. federal income tax purposes and will constitute a single series of debt securities under the indenture and will rank equally in all respects.

Optional Redemption

We may, at our option, at any time and from time to time redeem all or any portion of the notes on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the notes to be redeemed. The notes will be redeemable at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable discount rate for each of the notes, plus in each case accrued interest to the date of redemption. The discount rate for the 2013 Notes will be the Treasury Rate plus 20 basis points, the discount rate for the 2018 Notes will be the Treasury Rate plus 25 basis points and the discount rate for the 2038 Notes will be the Treasury Rate plus 30 basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the relevant series.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day immediately preceding the redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on the redemption date. If we are redeeming less than all the notes of a series, the trustee under the indenture must select the notes to be redeemed by the method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Additional Covenants

Limitation on Secured Indebtedness

We will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without making provision whereby all the notes shall be secured equally and ratably with, or prior to, such Secured Indebtedness, together with, if we shall so determine, any other Indebtedness of us or any Restricted Subsidiary then existing or thereafter created that is not subordinate to the notes, so long as the Secured Indebtedness shall be outstanding, unless the Secured Indebtedness, when added to:

•

the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the notes are secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness that is concurrently being retired) and

•

the aggregate amount of all Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary (not including in this computation any Attributable Debt that is concurrently being retired)

would not exceed 10% of Consolidated Net Tangible Assets.

Limitation on Sale and Lease Back Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless (a) the sum of:

•	the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction;

•

all Attributable Debt then outstanding pursuant to all other Sale and Leaseback Transactions entered into by us after January 26, 1999, or entered into by a Restricted Subsidiary after January 26, 1999 or, if later, the date on which it became a Restricted Subsidiary; and

•

the aggregate of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the notes are secured equally and ratably with (or prior to) such Secured Indebtedness)

would not exceed 10% of Consolidated Net Tangible Assets, or (b) an amount equal to the greater of:

•	the net proceeds to us or the Restricted Subsidiary of the sale of the Principal Property sold and leased back pursuant to such Sale and Leaseback Transaction; and

•	the amount of Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction is applied to the retirement of Funded Debt of us or any Restricted Subsidiaries (other than Funded Debt that is subordinate to the notes or is owing to us or any Restricted Subsidiaries or is scheduled to mature within one year after consummation of such Sale and Leaseback Transaction) within 180 days after the consummation of such Sale and Leaseback Transaction.

Definitions

As used in the notes and this prospectus supplement, the following definitions apply:

“Attributable Debt” means, as of the date of its determination, the present value (discounted semiannually at an interest rate of 7.0% per annum) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rents (such as those based on sales). In the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, the rental payments shall be considered for purposes of this definition to be the lesser of the discounted values of:

(a) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and

(b) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease obligation under generally accepted accounting principles, and, for the purposes of the notes, the amount of such obligation at any date shall be the capitalized amount thereof at the applicable date, determined in accordance with such principles.

“Consolidated Net Tangible Assets” means at any date, the total assets appearing on our most recently prepared consolidated balance sheet as of the end of our fiscal quarter, prepared in accordance with generally accepted accounting principles, less all current liabilities as shown on such balance sheet and Intangible Assets.

“Funded Debt” means any indebtedness maturing by its terms more than one year from its date of issue, including any indebtedness renewable or extendable at the option of the obligor to a date later than one year from its original date of issue.

“Indebtedness” means

(a) any liability of any Person:

(1) for borrowed money, or under any reimbursement obligation relating to a letter of credit; or

(2) evidenced by a bond, note, debenture or similar instrument, including a purchase money obligation, given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, other than a trade payable or a current liability arising in the ordinary course of business; or

(3) for the payment of money relating to a Capitalized Lease Obligation; or

(4) for Interest Rate Protection Obligations;

(b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and

(c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

“Intangible Assets” means at any date the value (net of any applicable reserves), as shown on or reflected in our most recently prepared consolidated balance sheet, prepared in accordance with generally accepted accounting principles, of:

(a) all trade names, trademarks, licenses, patents, copyrights and goodwill;

(b) organizational and development costs;

(c) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and

(d) unamortized debt discount and expense, less unamortized premium.

“Interest Rate Protection Obligations” of any Person means the obligations of that Person pursuant to any arrangement with any other Person whereby, directly or indirectly, that Person is entitled to receive from time to time periodic payments calculated by applying a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a floating rate of interest on the same notional amount.

“Liens” means any mortgage, lien, pledge, security interest, charge or encumbrance.

“Principal Property” means any land, land improvements, buildings and associated factory, distribution, laboratory and office equipment (excluding any motor vehicles, aircraft, mobile materials handling equipment, data processing equipment and rolling stock) constituting a distribution facility, operating facility, manufacturing facility, development facility, warehouse facility, service facility or office facility (including any portion thereof), which facility

(a) is owned by or leased to us or any Restricted Subsidiary,

(b) is located within the United States and

(c) has an acquisition cost plus capitalized improvements in excess of 0.50% of Consolidated Net Tangible Assets as of the date of that determination, other than:

(1) any facility, or portion thereof, which has been financed by obligations issued by or on behalf of a State, a Territory or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof (other than a “substantial user” of the related facility or a “related Person” as those terms are used in Section 103 of the Internal Revenue Code) pursuant to the provisions of Section 103 of the Internal Revenue Code (or any similar provision hereafter enacted) as in effect at the time of issuance of the obligations;

(2) any facility that our board of directors may by resolution declare is not of material importance to us and the Restricted Subsidiaries taken as a whole; and

(3) any facility, or portion thereof, owned or leased jointly or in common with one or more Persons other than us and any Subsidiary and in which the interest of us and all Subsidiaries does not exceed 50%.

“Restricted Securities” means any shares of the capital stock or Indebtedness of any Restricted Subsidiary.

“Restricted Subsidiary” means

(a) any Subsidiary:

(1) which has substantially all its property within the United States of America;

(2) which owns or is a lessee of any Principal Property; and

(3) in which the investment of us and all other Subsidiaries exceeds 0.50% of Consolidated Net Tangible Assets as of the date of the determination; provided, however, that the term “Restricted Subsidiary” shall not include:

(A) any Subsidiary (x) primarily engaged in the business of purchasing, holding, collecting, servicing or otherwise dealing in and with installment sales contracts, leases, trust receipts, mortgages, commercial paper or other financing instruments, and any collateral or agreements relating thereto, including in the business, individually or through partnerships, of financing, whether through long- or short-term borrowings, pledges, discounts or otherwise, the sales, leasing or other operations of us and the Subsidiaries or any of them, or (y) engaged in the business of financing the assets and operations of third parties, and (z) in any case, not, except as incidental to such financing business, engaged in owning, leasing or operating any property which, but for this proviso, would qualify as Principal Property; or

(B) any Subsidiary acquired or organized after January 26, 1999, for the purpose of acquiring the stock or business or assets of any Person other than us or any Restricted Subsidiary, whether by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect, so long as such Subsidiary does not acquire by merger, consolidation, acquisition of stock or assets or similar transaction analogous in purpose or effect all or any substantial part of the business or assets of us or any Restricted Subsidiary; and

(b) any other Subsidiary that is hereafter designated by our board of directors as a Restricted Subsidiary.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by UPS or any Restricted Subsidiary of any Principal Property (whether the Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by us or a Restricted Subsidiary to any Person, other than

(a) leases for a term, including renewals at the option of the lessee, of not more than three years;

(b) leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

(c) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property that will result in the property becoming Principal Property), or the commencement of commercial operation of the Principal Property.

“Secured Indebtedness” means Indebtedness of us or a Restricted Subsidiary that is secured by any Lien upon any Principal Property or Restricted Securities, and Indebtedness of us or a Restricted Subsidiary in respect of any conditional sale or other title retention agreement covering Principal Property or Restricted Securities; but “Secured Indebtedness” shall not include any of the following:

(a) Indebtedness of us and the Restricted Subsidiaries outstanding on January 26, 1999, secured by then-existing Liens upon, or incurred in connection with conditional sales agreements or other title retention agreements with respect to Principal Property or Restricted Securities;

(b) Indebtedness that is secured by:

(1) purchase money Liens upon Principal Property acquired after January 26, 1999, or

(2) Liens placed on Principal Property after January 26, 1999, during construction or improvement thereof (including any improvements on property which will result in the property becoming Principal Property) or placed thereon within 180 days after the later of acquisition, completion of construction or improvement or the commencement of commercial operation of the Principal Property or improvement, or placed on Restricted Securities acquired after January 26, 1999, or

(3) conditional sale agreements or other title retention agreements with respect to any Principal Property or Restricted Securities acquired after January 26, 1999, if (in each case referred to in this subparagraph (b)) (x) the related Lien or agreement secures all or any part of the Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the Principal Property or improvement or Restricted Securities and (y) the related Lien or agreement does not extend to any Principal Property or Restricted Securities other than the Principal Property so acquired or the Principal Property, or portion thereof, on which the property so constructed or any improvement is located; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien or agreement exceeds the cost to us or the Restricted Subsidiary of the related acquisition, construction or improvement will be considered to be “Secured Indebtedness;”

(c) Indebtedness that is secured by Liens on Principal Property or Restricted Securities, which Liens exist at the time of acquisition (by any manner whatsoever) of the Principal Property or Restricted Securities by UPS or a Restricted Subsidiary;

(d) Indebtedness of Restricted Subsidiaries owing to us or any other Restricted Subsidiary and Indebtedness of us owing to any Restricted Subsidiary;

(e) In the case of any corporation that becomes (by any manner whatsoever) a Restricted Subsidiary after January 26, 1999, Indebtedness that is secured by Liens upon, or conditional sale agreements or other title retention agreements with respect to, its property that constitutes Principal Property or Restricted Securities, which Liens exist at the time the related corporation becomes a Restricted Subsidiary;

(f) Guarantees by us of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness and Attributable Debt of us and any other Restricted Subsidiaries;

(g) Indebtedness arising from any Sale and Leaseback Transaction;

(h) Indebtedness secured by Liens on property of us or a Restricted Subsidiary in favor of the United States of America, any State, Territory or possession thereof, or the District of Columbia, or any department, agency or instrumentality or political subdivision of the United States of America or any State, Territory or possession thereof, or the District of Columbia, or in favor of any other country or any political subdivision thereof, if the related Indebtedness was incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Lien; provided, however, that the amount by which the aggregate principal amount of Indebtedness secured by any Lien exceeds the cost to UPS or the Restricted Subsidiary of the related acquisition or construction will be considered to be “Secured Indebtedness”;

(i) Indebtedness secured by Liens on aircraft, airframes or aircraft engines, aeronautic equipment or computers and electronic data processing equipment; and

(j) The replacement, extension or renewal, or successive replacements, extensions or renewals, of any Indebtedness, in whole or in part, excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above; provided, however, that no Lien securing, or conditional sale or title retention agreement with respect to, the Indebtedness will extend to or cover any Principal Property or any Restricted Securities, other than the property that secured the Indebtedness so replaced, extended or renewed, plus improvements on or to any such Principal Property, provided further, however, that to the extent that replacement, extension or renewal increases the principal amount of Indebtedness secured by the Lien or is in a principal amount in excess of the principal amount of Indebtedness excluded from the definition of “Secured Indebtedness” by subparagraphs (a) through (i) above, the amount of the increase or excess will be considered to be “Secured Indebtedness.”

In no event shall the foregoing provisions be interpreted to mean that the same Indebtedness is included more than once in the calculation of “Secured Indebtedness” as that term is used in the notes, nor shall their operations cause this result.

Book-Entry System

Upon issuance, each series of notes will be issued in book-entry form through DTC. The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Owners of beneficial interests in the notes will receive all payments relating to their debt securities in U.S. dollars. Clearstream and Euroclear may hold interests on behalf of notes holders through the accounts that each of these systems maintains to facilitate the clearance and settlement of transactions involving the notes.

A description of DTC’s procedures with respect to the notes is set forth in the section “Description of the Debt Securities—Book-Entry, Delivery and Form of Debt Securities” in the accompanying prospectus.

CERTAIN U.S. FED ERAL INCOME TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax consequences to you of the purchase, beneficial ownership and disposition of notes as of the date hereof. This summary deals only with holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to investors) and that hold such notes as capital assets for tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person subject to alternative minimum tax;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a U.S. expatriate, “controlled foreign corporation,” or “passive foreign investment company.”

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized below.

If an entity classified as a partnership for U.S. federal income tax purposes holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

If you are considering the purchase of notes, you should consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the purchase, beneficial ownership and disposition of notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences.

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note that is any of the following for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity classified as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder and not a partnership for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

In general, you must report interest on the notes as ordinary income at the time it is paid or accrued, in accordance with your regular method of accounting for tax purposes.

Sale, Exchange and Retirement of the Notes

On the sale, exchange, retirement or other taxable disposition of a note:

•

You will recognize taxable gain or loss equal to the difference between (i) the amount received by you on such sale, exchange, retirement or other disposition (except to the extent the amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) your adjusted tax basis in the note.

•

Your gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you held the note for more than one year at the time of such sale, exchange, retirement or other disposition. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Generally, if you are a non-corporate U.S. holder, payments made on a note will be subject to information reporting. In addition, a non-corporate U.S. holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to us or our paying agent in the manner required, is notified by the Internal Revenue Service (the “IRS”) that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. Non-corporate U.S. holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of a note. Any amounts withheld from payments to you under the backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

U.S. Federal Withholding Tax

Payments of principal and stated interest on a note will not be subject to U.S. federal withholding tax, provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by you in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in “—U.S. Federal Withholding Tax”) in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest.

Any gain realized on the sale, exchange, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if applicable, attributable to a permanent establishment maintained by you in the United States), in which case if you are a foreign corporation the branch profits tax described above may also apply, or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

If you are an individual who at death is not a U.S. citizen or resident (as specially defined for U.S. federal estate tax purposes), your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations, and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

The amount of interest paid to you, and the amount of any tax withheld with respect to such interest, must be reported annually to the IRS and you. Copies of the information returns reporting the amount of such interest and the amount of any tax withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on a note, provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and the certification requirements described in the last bullet point under “—U.S. Federal Withholding Tax” above have been met.

In general, you will be subject to information reporting, and possibly backup withholding, with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless (i) the certification requirements described above have been met and the payor does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or (ii) you otherwise establish an exemption.

Any amounts withheld from payments to you under the backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

UNDERWRITING

We intend to offer the notes through the underwriters. Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of 2013 Notes	Principal Amount of 2018 Notes	Principal Amount of 2038 Notes
Citigroup Global Markets Inc.	$175,000,000	$68,895,000	$360,000,000
Goldman, Sachs & Co.	175,000,000	68,895,000	360,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	735,000,000	333,315,000	0
Morgan Stanley & Co. Incorporated	175,000,000	68,895,000	360,000,000
Barclays Capital Inc.	122,500,000	52,500,000	105,000,000
UBS Securities LLC	122,500,000	52,500,000	105,000,000
Bear, Stearns & Co. Inc.	35,000,000	15,000,000	30,000,000
BNP Paribas Securities Corp.	35,000,000	15,000,000	30,000,000
Credit Suisse Securities (USA) LLC	35,000,000	15,000,000	30,000,000
Deutsche Bank Securities Inc.	35,000,000	15,000,000	30,000,000
Wachovia Capital Markets, LLC	35,000,000	15,000,000	30,000,000
Wells Fargo Securities, LLC	35,000,000	15,000,000	30,000,000
Castle Oak Securities, L.P.	17,500,000	7,500,000	15,000,000
The Williams Capital Group, L.P.	17,500,000	7,500,000	15,000,000

Total	$1,750,000,000	$750,000,000	$1,500,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus, and to dealers at those prices less a concession not in excess of 0.20% of the principal amount of the 2013 Notes, 0.30% of the principal amount of the 2018 Notes and 0.50% of the principal amount of the 2038 Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.15% of the principal amount of the 2013 Notes, 0.20% of the principal amount of the 2018 Notes and 0.35% of the principal amount of the 2038 Notes to the other dealers. After the initial public offering, the public offering prices, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $2.3 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Each underwriter has represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any notes in Korea or to, or for the account or benefit of, any resident of Korea, or to others for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, including the Securities and Exchange Law and the Foreign Exchange Transaction Law of Korea; and (ii) it will ensure that any securities dealer to whom it sells notes will agree that it will not re-offer or resell any notes, directly or indirectly, in Korea or to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

This offering does not constitute a public offer of the notes, whether by way of sale or subscription, in the People’s Republic of China. This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People’s Republic of China and the notes may not be offered or sold directly or indirectly to any resident of the People’s Republic of China, or offered or sold to any person for re-offering or resale directly or indirectly to any resident of the People’s Republic of China, except pursuant to applicable laws and regulations of the People’s Republic of China. For the purpose of this paragraph, the People’s Republic of China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of the underwriters are lenders under our revolving credit facility.

LEGAL OPINIONS

The validity of the notes will be passed upon by King & Spalding LLP. Certain legal matters relating to the notes will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a) Annual Report on Form 10-K for the year ended December 31, 2006;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

(c) Current Reports on Form 8-K filed January 12, 2007, March 7, 2007, August 30, 2007, October 1, 2007, October 18, 2007, October 23, 2007, October 30, 2007, November 13, 2007 and January 9, 2008.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

United Parcel Service, Inc.

55 Glenlake Parkway, N.E.

Atlanta, Georgia 30328

Attention: Corporate Secretary

(404) 828-6000

PROSPECTUS

UNITED PARCEL SERVICE, INC.

DEBT SECURITIES

PREFERRED STOCK

CLASS B COMMON STOCK

WARRANTS

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

United Parcel Service, Inc.’s class B common stock is traded on the New York Stock Exchange under the trading symbol “UPS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2007.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

DESCRIPTION OF UPS

We are the world’s largest package delivery company and a global leader in supply chain management. We were founded in 1907 as a private messenger and delivery service in Seattle, Washington. Today, we deliver packages each business day for 1.8 million shipping customers to 6.1 million consignees in over 200 countries and territories. In 2006, we delivered an average of 15.6 million pieces per day worldwide. In addition, our supply chain solutions capabilities are available to clients in over 175 countries and territories.

Total revenue in 2006 was over $47.5 billion. Although our primary business is the time-definite delivery of packages and documents, we have extended our capabilities in recent years to encompass the broader spectrum of services known as supply chain solutions, such as freight forwarding, customs brokerage, fulfillment, returns, financial transactions and even repairs. We are also a leading provider of less-than-truckload transportation services. We have established a global transportation infrastructure and a comprehensive portfolio of services and integrated solutions. We support these services with advanced operational and customer-facing technology. Our supply chain solutions provide visibility into moving inventory across the global supply chain.

Our principal executive office is located at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, telephone (404) 828-6000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s web site (http://www.sec.gov).

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all the securities offered by this prospectus have been issued, as described in this prospectus; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

(c)	Current Reports on Form 8-K filed January 12, 2007, March 7, 2007, August 30, 2007, October 1, 2007, October 18, 2007, October 23, 2007, October 30, 2007 and November 13, 2007; and

(d)	the description of UPS’s class B common stock, $.01 par value per share, set forth in the registration statement on Form 8-A filed on November 4, 1999 with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

United Parcel Service, Inc.

55 Glenlake Parkway, N.E.

Atlanta, Georgia 30328

Attention: Investor Relations

(404) 828-6000

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. The words “believes,” “expects,” “anticipates,” “we see,” and similar expressions are intended to identify forward-looking statements. These statements include statements regarding our intent, belief and current expectations about our strategic direction, prospects, future results and other matters. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties are discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of any preferred stock we may issue, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income before income taxes and fixed charges (excluding capitalized interest). Fixed charges include interest (whether capitalized or expensed), amortization of debt issuance costs and any discount or premium relating to any indebtedness (whether capitalized or expensed) and the portion of rent expense considered to represent interest.

The following table sets forth our consolidated ratio of earnings to fixed charges.

	Nine Months Ended September 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	11.8	12.5	13.5	12.5	12.1	12.0

DESCRIPTION OF THE DEBT SECURITIES

Description of Debt Securities

We will issue the debt securities under an indenture, dated as of August 26, 2003, between us and The Bank of New York, N.A., as successor to Citibank, N.A., which acts as trustee. We have summarized the material provisions of the indenture below. The indenture has been filed as an exhibit to the registration statement on Form S-3 (No. 333-108272), filed with the SEC on August 27, 2003, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.”

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture also generally does not limit our ability to incur additional debt and does not contain financial or similar restrictive covenants. The debt securities will be unsecured and will rank equally with all of our other senior debt and senior to our subordinated debt, if any.

Unless we inform you otherwise in a prospectus supplement, the indenture does not contain any debt covenants or other provisions that would protect holders of the debt securities in the event we participate in a highly leveraged or other transaction that may adversely affect our creditworthiness.

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest on the debt securities will be payable;

•

the date or dates on which the principal, premium, if any, or other form or type of consideration to be paid upon maturity on the debt securities, which we call the maturity consideration, will be payable or the method of determining maturity dates;

•

the rate or rates at which the debt securities will bear interest, if any, or any method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for any interest payable on any interest payment date;

•	the place or places where the principal, premium, if any, interest or other form or type of consideration to be paid upon maturity on the debt securities will be payable;

•	any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or similar provisions;

•	whether payments of principal of or any premium or interest will be determined by an index, formula or other method and the manner in which these amounts will be determined;

•	the currency or currency unit in which principal and interest will be paid if other than U.S. dollars and whether the holder may elect payment to be made in a different currency;

•	the portion of the principal amount of the debt securities payable upon the acceleration of the maturity of the debt securities if other than the full principal amount;

•

if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount of the debt securities as of any such date for any purpose, including the principal amount of the debt securities that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date prior to the stated maturity;

•

whether the debt securities will be defeasible, in whole or any specified part, and whether some of our covenants will be defeasible and, if other than by a resolution of our board of directors or executive committee, the manner in which any election by us to defease the debt securities or covenants will be evidenced;

•	whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

•

whether, and the terms and conditions relating to when, we may satisfy some of our obligations with respect to the debt securities with regard to payment upon maturity, or any redemption or required repurchase or in connection with any exchange provisions by delivering to the holders securities (whether or not issued by, or the obligations of, us), cash or a combination of cash, securities and/or property;

•	any conversion or exchange provisions;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•

any deletion of, addition to or change in the Events of Default and any change in the right of the trustee or the requisite holders of the debt securities to declare the principal amount due and payable;

•	any deletion of, addition to or change in the covenants that apply to the debt securities;

•	terms relating to the delivery of debt securities if they are to be issued upon the exercise of warrants;

•

whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	additional terms with respect to book-entry procedures; and

•	any other material terms of the debt securities not specified in this prospectus. (Section 3.01)

We may sell the debt securities, including original issue discount securities, at a substantial discount below their principal amount. Original issue discount securities bear no interest or bear interest at below market rates. We may describe special United States federal income tax considerations, if any, applicable to the debt securities sold at an original issue discount in the applicable prospectus supplement. In addition, we may describe special United States federal income tax or other considerations, if any, applicable to the debt securities that are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, in the applicable prospectus supplement. We encourage you to consult with your own competent tax and financial advisors on the these important matters.

Form, Exchange And Transfer

Subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent we designate for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Registration of transfer or exchange will be effected by the security registrar or the transfer agent, as the case may be, when the security registrar or transfer agent is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. (Section 3.05)

We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 10.02)

If debt securities of any series are to be redeemed in part, we will not be required to:

•

issue, register the transfer of or exchange any debt security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt security that may be selected for redemption and ending at the close of business on the day of such mailing or

•	register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05)

Payment And Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the person in whose name the security, or one or more predecessor securities, is registered at the close of business on the Regular Record Date for payment of interest. (Section 3.07)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, maturity consideration and interest on the debt securities of a particular series (other than a global security) will be payable or deliverable at the office of the paying agent or paying agents as we may designate for that purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to the payment as that address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments and deliveries with respect to debt securities of each series. Any other paying agents initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 10.02)

All consideration paid or delivered to a paying agent for the payment or delivery of the principal of or any premium, maturity consideration or interest on any debt security that remains unclaimed at the end of two years after such principal, premium, maturity consideration or interest has become due and payable or deliverable will be repaid to us, and the holder of the debt security thereafter, as an unsecured general creditor, may look only to us for payment or delivery thereof. (Section 10.03)

Book-Entry, Delivery and Form of Debt Securities

The debt securities will be issued in book-entry form through The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC.” DTC will act as securities depositary for the debt securities. The debt securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of

DTC. The debt securities will be accepted for clearance by DTC. Beneficial interests in the debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the debt securities will receive all payments relating to their debt securities in U.S. dollars. One or more fully registered global security certificates, representing the aggregate principal amount of debt securities issued, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debt securities, so long as the debt securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each beneficial owner of debt securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of debt securities other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the debt securities entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the debt securities are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the debt securities will be printed and delivered to DTC. If an event of default with respect to the debt securities has occurred and is continuing, a holder may request that certificates for the debt securities be registered in such holder’s names.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debt securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of debt securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the debt securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or the debt securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of debt securities.

Payments with respect to debt securities represented by the global security certificates and all transfers and deliveries of debt securities will be made to DTC or its nominee, as the case may be, as the registered holder of the debt securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of debt securities to pledge the debt securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the debt securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the debt securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the debt securities of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to a series of debt securities by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of our properties and assets substantially as an entirety to any Person unless:

1.	either we are the continuing corporation or the Person formed by any consolidation or into which we are merged or the Person that acquires by conveyance, transfer, or lease all or substantially all of our properties and assets shall be:

•	organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

•	shall expressly assume all of our obligations under the debt securities and the indenture;

2.	immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

3.	we or such Person has delivered to the trustee an officer’s certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease complies with the applicable provisions of the indenture.

Upon any consolidation or merger or any conveyance, transfer or lease of all or substantially all of our properties and assets in accordance with these provisions, the successor Person formed by a consolidation, or into which we are merged or the successor Person to which any conveyance, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of ours under the debt securities and the indenture with the same effect as if that successor had been named as us therein; and thereafter, except in the case of a lease, we shall be discharged from all obligations and covenants under the debt securities and indenture. (Sections 8.01 and 8.02)

Events of Default

The indenture defines an Event of Default with respect to any series of debt securities as any one of the following events:

1.	failure to pay any interest on the debt securities of that series when due, continued for 30 days;

2.	failure to pay any principal of or premium on the debt securities of that series when due, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise;

3.	failure to deposit any sinking fund payment when due on the debt securities of that series;

4.	failure to perform or the breach of any other covenant in the indenture applicable to the debt securities of that series, continued for 60 days after written notice as provided in the indenture; or

5.	certain events involving our bankruptcy, insolvency or reorganization. (Section 5.01)

If an Event of Default occurs and is continuing with respect to the debt securities of any series, other than an Event of Default referred to in clause (5) above, either the trustee or the holders of 25% in principal amount, or if the debt securities are not payable at maturity for a fixed principal amount, 25% of the aggregate issue price, of the outstanding debt securities of that series, each series acting as a separate class, may declare the principal of the debt securities of that series, or an other amount or property, as may be provided for in the debt securities of that series, to be due and payable. If an Event of Default described in clause (5) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series, or such other amount or property, as may be provided for in the debt securities of that series (or, in the case of any original issue discount security, such portion of the principal as may be specified in its terms) will automatically, and without any action by the trustee or any holder, become immediately due and payable. (Section 5.02). The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, on behalf of all holders of debt securities of the series, waive any past default under the indenture with respect to the debt securities of the series, except a default in the delivery or payment of the maturity consideration or interest on any debt security of the series, and default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series. (Section 5.13)

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 6.03) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 5.12)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless

1.	the holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series,

2.	the holders of at least 25% in aggregate principal amount, or if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price of the outstanding debt securities of that series, have made written request to the trustee to institute a proceeding as trustee,

3.	the holder or holders have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, and

4.	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount or, if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price of the outstanding debt securities of that series, a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 5.07)

However, these limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of delivery or payment of the maturity consideration relating to, or interest on, the debt security on or after the applicable due date specified in the debt security. (Section 5.08)

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all known defaults. (Section 10.04)

Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions on a default.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 13.02 of the indenture, relating to defeasance and discharge of indebtedness, or Section 13.03 of the indenture, relating to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series. Defeasance refers to the discharge of some or all of our obligations under the indenture. (Section 13.01)

Defeasance and Discharge

The indenture provides that, upon our exercise of our option to have Section 13.02 of the indenture apply to any debt securities, we will be deemed to have been discharged from all obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold money for payment in trust) upon the deposit in trust for the benefit of the holders of the debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the respective Stated Maturities in accordance with the terms of the indenture and the debt securities. Defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that, we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in any case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur. (Sections 13.02 and 13.04)

Defeasance of Covenants

The indenture provides that, upon our exercise of our option to have Section 13.03 of the indenture apply to any debt securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (4) (with respect to restrictive covenants) and under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to the debt securities. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the respective Stated Maturities in accordance with the terms of the indenture and the debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and the debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from the Event of Default. In that case, we would remain liable for the payments. (Sections 13.03 and 13.04)

Modification of the Indenture

The indenture provides that we and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions, provided that any action to cure ambiguities or inconsistencies not adversely affect the interests of the holders of any outstanding series of debt securities in any material respect. (Section 9.01)

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount or, if the debt securities are not payable at maturity for a fixed principal amount, the aggregate issue price, of the outstanding debt securities of each series affected thereby, except that no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

1.	change the stated maturity of the maturity consideration or any installment of maturity consideration or interest on, any debt security,

2.	reduce the principal amount of or reduce the amount or change the type of maturity consideration or reduce the rate of interest on, or any premium payable upon the redemption of, or the amount of maturity consideration of an original issue discount security or any other debt security that would be due and deliverable or payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default, of any debt security,

3.	change the place of payment where, or the coin or currency in which, any maturity consideration or interest on any debt security are deliverable or payable,

4.	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

5.	reduce the percentage in principal amount or aggregate issue price, as the case may be, of debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

6.	modify the requirements contained in the indenture for consent to or approval of certain matters except to increase any percentage for a consent or approval or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each debt security affected thereby. (Section 9.02)

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture which has been expressly included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of debt securities of the series with respect to the covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series. (Section 9.02)

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all the debt securities of the series, waive compliance by us with certain restrictive provisions of the indenture. (Section 10.07)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register. (Section 1.07)

Title

We, the trustee and any agent of ours or the trustee’s may treat the Person in whose name a debt security is registered as the absolute owner of a debt security for the purpose of making payment and for all other purposes. (Section 3.08)

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 1.12)

Regarding The Trustee

The Bank of New York, N.A., as successor to Citibank, N.A., is the trustee under the indenture. We have other customary banking relationships with The Bank of New York in the ordinary course of business.

DESCRIPTION OF THE PREFERRED STOCK

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in our Restated Certificate of Incorporation and any resolutions which may be adopted by our board of directors relating to any series of the preferred stock, which will be filed with the SEC at or before the time we issue a series of the preferred stock.

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, we have no shares of preferred stock outstanding. Subject to limitations prescribed by law, the board of directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and

•	determine the number of shares in any series.

The board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series, the following information:

•	whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the dividend rate (or method for determining the rate);

•	the liquidation preference per share of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	the voting rights of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and nonassessable.

Although it has no present intention to do so, our board of directors, without shareowner approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF THE COMMON STOCK

We are authorized to issue a total of 10,200,000,000 shares of common stock, of which:

•	4,600,000,000 are shares of class A common stock, par value $.01 per share, and

•	5,600,000,000 are shares of class B common stock, par value $.01 per share.

As of November 27, 2007, 356,045,650 shares of class A common stock were outstanding and 691,601,582 shares of class B common stock were outstanding.

We will issue only shares of class B common stock pursuant to this prospectus.

Generally, all shares of our common stock have the same relative rights, preferences and limitations, except as follows:

•	shares of class A common stock have 10 votes per share;

•	shares of class B common stock have one vote per share; and

•

shares of class A common stock may be converted at any time by the holder into an equal number of shares of class B common stock and, if transferred to certain transferees, are automatically converted into shares of class B common stock immediately upon transfer.

Our class B common stock is listed and traded on the New York Stock Exchange under the symbol “UPS.” There is no public market for our class A common stock.

Dividends may be paid on our common stock out of funds legally available for dividends, when and if declared by our board of directors. In the case of a distribution of our common stock, each class of common stock receives a distribution of only shares of the same class of common stock. For example, only shares of class B common stock may be distributed with respect to class B common stock.

Holders of our common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject, if any of our preferred stock is then outstanding, to any preferential rights of such preferred stock. Our common stock is not redeemable, has no subscription rights and does not entitle the holder to any preemptive rights.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE, BY-LAW PROVISIONS

AND DELAWARE LAW

Restated Certificate of Incorporation and By-Laws

Our Restated Certificate of Incorporation and By-Laws contain provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareowner might consider in its best interest. These provisions include:

•

restrictions on the voting power of any person or group who owns shares having more than 25% of our total voting power (such persons will be entitled to only 1/100 of a vote for each vote in excess of 25% of our voting power);

•	no shareowner action by written consent;

•	no shareowner ability to call a special meeting;

•	no cumulative voting;

•	our ability to issue preferred stock without any action on the part of the shareowners;

•	advance notice provisions that specify how and when a shareowner may bring business before an annual meeting;

•	indemnification of officers and directors and limitations on their liability; and

•

supermajority provisions: an 80% vote of our shareowners is required to amend the provisions of our Restated Certificate of Incorporation relating to the prohibition on shareowner action by written consent and the restrictions on the voting power of a shareowner that holds more than 25% of our voting power.

These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that this increased protection gives us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could improve their terms.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. Section 203 imposes restrictions which, under certain circumstances, may make it more difficult for an “interested stockholder”, as defined in Section 203, to effect various business combinations with us for a three year period from the time such person becomes an interested stockholder. Under Section 203, a corporation’s bylaws or certificate of incorporation may exclude a corporation from the restrictions imposed by Section 203. Neither our bylaws nor our certificate of incorporation contains such an exclusion.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or class B common stock. Warrants may be issued independently or together with our debt securities, preferred stock or class B common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue class B common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the class B common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of class B common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. Federal income tax considerations;

•	antidilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

LEGAL OPINIONS

The validity of the securities will be passed upon by King & Spalding LLP. Certain legal matters in connection with the securities will be passed upon for the underwriters by counsel to the underwriters.

EXPERTS

The consolidated financial statements of United Parcel Service, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated in this Prospectus by reference from United Parcel Service, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express (1) an unqualified opinion on the consolidated financial statements and include explanatory paragraphs relating to United Parcel Service Inc.’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” on January 1, 2006, and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158 “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R))” on December 31, 2006), (2) an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$4,000,000,000

UNITED PARCEL SERVICE, INC.

4.50% Senior Notes due 2013

5.50% Senior Notes due 2018

6.20% Senior Notes due 2038

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

CITI	GOLDMAN, SACHS & CO.	MERRILL LYNCH & CO.	MORGAN STANLEY

Senior Co-Managers

BARCLAYS CAPITAL	UBS INVESTMENT BANK

Co-Managers

BEAR, STEARNS & CO. INC.	BNP PARIBAS	CREDIT SUISSE
DEUTSCHE BANK SECURITIES	WACHOVIA SECURITIES	WELLS FARGO SECURITIES

CASTLEOAK SECURITIES, L.P.	THE WILLIAMS CAPITAL GROUP, L.P.

January 10, 2008